Exhibit 10.1

Dominion Resources, Inc.
Restricted Stock Award Agreement

THIS AGREEMENT, dated April 1, 2006, between DOMINION RESOURCES, INC., a Virginia Corporation (the "Company") and ____________ ("Participant"), is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan (the "Plan"). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.
Award of Stock. Pursuant to the Plan, ______ shares of Company Stock (the “Restricted Stock”) were awarded the Participant on April 1, 2006, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth herein and attached hereto.

2.	Terms and Conditions.

a.
Employment. Except as provided in paragraphs 3 or 4, the Participant's rights in any unvested shares of the Restricted Stock shall be forfeited if employment with the Company or a Dominion Company terminates before the third anniversary of this grant (April 1, 2009) (the “Vesting Date”).

b.	Nontransferability. Except as provided in paragraphs 3 or 4, no rights in the shares of Restricted Stock are transferable until vested.
c.	Stock Power. As a condition to receipt of this award, the Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock.
d.	Custody of Shares. The Company shall retain custody of shares of the Restricted Stock.

3.
Retirement, Death, Disability, Termination without Cause. If the Participant dies, becomes Disabled, Retires or is terminated without Cause (as such term is defined in the Employment Continuity Agreement between the Participant and the Company), the Participant’s rights in a portion of the Restricted Stock previously issued pursuant to this Agreement shall become vested equal to the number of shares of Restricted Stock times the fraction of (A) the number of completed months from the Date of Grant to the Participant’s termination of employment divided by (B) the total number of months from the Date of Grant to the Vesting Date. However, in the event of Retirement, such vesting of the Participant’s Restricted Stock shall be conditioned upon the determination by the Company’s Chief Executive Officer, in his sole discretion, that the Participant’s Retirement is not detrimental to the Company. The vesting will occur as of the date of death, Disability, Retirement or termination without Cause and any shares of the Restricted Stock which do not vest in accordance with the above terms of this paragraph 3 shall be deemed forfeited.

4.	Change of Control. Upon a Change of Control, the Participant’s rights in the shares of Restricted Stock previously issued pursuant to this Agreement shall become vested as follows:

a.
A portion of the Restricted Stock will be immediately vested equal to the number of shares of Restricted Stock times the fraction of (A) the number of completed months from the Date of Grant until the date of Change of Control divided by (B) the total number of months from the Date of Grant to the Vesting Date.

b.
Unless previously forfeited, the remaining shares of Restricted Stock shall become vested after a Change of Control at the earliest of the following events and in accordance with the terms described in paragraphs (i) through (iii) below:

i.	Vesting Date. All remaining shares of Restricted Stock will be vested at the Vesting Date.

ii.
Retirement, Death, Disability. If the Participant dies, becomes Disabled or Retires, the Participant’s rights in the remaining shares of Restricted Stock shall become vested equal to the number of shares of Restricted Stock times the fraction of (A) the number of completed months from the date of Change of Control to the Participant’s termination of employment divided by (B) the total number of months from the date of Change of Control to the Vesting Date. However, in the event of Retirement, such vesting of the Participant’s Restricted Stock shall be conditioned upon the determination by the Company’s Chief Executive Officer, in his sole discretion, that the Participant’s Retirement is not detrimental to the Company. The vesting will occur as of the date of death, Disability or Retirement, and any shares of the Restricted Stock which do not vest in accordance with the above terms of this subparagraph (ii) shall be deemed forfeited.

iii.
Termination without Cause. All remaining shares of Restricted Stock will be vested upon the Participant’s termination by the Company without Cause, including Constructive Termination as those terms are defined by the Employment Continuity Agreement.

5.	Vesting. Except as provided above, the shares that have not been previously forfeited shall vest according to the following schedule:

_______ shares will vest on April 1, 2009

6.	Shareholder Rights. With respect to Restricted Stock, the Participant shall have the right to receive dividends and shall have the right to vote shares of Restricted Stock.

7.
Retirement. For purposes of this Agreement, the term Retire or Retirement means termination when the Participant is eligible for early, normal or delayed retirement as defined in the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan were applied under the Pension Plan, as in effect at the time of the determination.

8.	Delivery of Shares.

a.
Share Delivery. As soon as practicable after the requirements of paragraphs 3, 4 or 5 are satisfied, the Company will deliver to the Participant the appropriate number of shares of Company Stock. The Company will also either cancel or deliver to the Participant the stock power covering such shares.

b.
Withholding of Taxes. No Company Stock will be delivered until the Participant (or the Participant’s successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, the Participant or the Participant’s successor may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) have the Company retain that number of shares of Restricted Stock (valued at their Fair Market Value) that would satisfy the Applicable Withholding Taxes.

9.	Fractional Shares. A fractional share of Company Stock shall not be issued and a full share shall be issued in lieu of the fractional share.

10.
No Right to Continued Employment. This Restricted Stock Award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

11.	Change in Capital Structure. The terms of the Restricted Stock Award shall be adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

12.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

13.
Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the date of the award of Restricted Stock.

14.	Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15.
Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

16.
Amendment to Employment Continuity Agreement. In consideration for this Restricted Stock Award, the Participant agrees to the amendment, as set out in Exhibit A, to the Employment Continuity Agreement between the Participant and the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has duly signed hereto.

Dominion Resources, Inc.

By:
Thomas F. Farrell, II President and Chief Executive Officer

Agreed and Accepted:

________________________________
EXHIBIT A

Amendment to Employment Continuity Agreement

Effective April 1, 2006, the Employment Continuity Agreement between the Executive (the Participant as identified on the Restricted Stock Agreement to which this Amendment is attached) and the Company is amended as follows.  The Executive consents to a restatement of the Employment Continuity Agreement to incorporate this Amendment.
Vesting Change

1.
This paragraph 1 applies to all sections of the Employment Continuity Agreement that provide (a) the Executive shall become fully vested in and that all forfeiture conditions shall immediately lapse at the Effective Date on any and all stock incentive awards, and (b) the Executive shall become fully vested in and that all forfeiture conditions shall immediately lapse on the Termination Date on any and all stock incentive awards. The sections described in the first sentence of this paragraph 1 are revised to provide that those provisions shall apply only to the extent that the effect of a Change in Control is not specifically addressed in the stock incentive award. This paragraph 1 shall apply to any stock incentive award whether issued before or after this Amendment. As an illustration only, with this Amendment, the terms of Section 4 of the Restricted Stock Agreement to which this Amendment is appended shall be applicable in the event of a Change in Control rather than the terms of the Employment Continuity Agreement.

Section 409A Changes

The following changes are made to comply with the requirements of Section 409A of the Code. These changes will apply to any amount that would be treated as the payment of an amount representing a deferral of compensation under a nonqualified deferred compensation plan (“Deferred Compensation”) within the meaning of Section 409A of the Code.

2.
Notwithstanding any provision of the Employment Continuity Agreement to the contrary, this paragraph 2 shall apply to any payment of Deferred Compensation that would otherwise be made to the Executive on account of the Executive’s termination of employment when the Executive is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code). Any Deferred Compensation that would otherwise be payable during the first six months immediately following the Executive’s termination of employment shall instead be retained and paid out to the Executive as a lump sum on the date which is six months after the Executive’s Termination Date, or as soon as administratively practicable thereafter.

3.
Notwithstanding any provision of the Employment Continuity Agreement to the contrary, the time or schedule of payments to the Executive of Deferred Compensation as provided in any relevant deferral election or otherwise under a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) shall not be accelerated by operation of the Employment Continuity Agreement, except as may be specifically provided under Proposed Treasury Regulations Section 1.409A-3(h)(2) or any successor provision.

4.
Notwithstanding any provision of the Employment Continuity Agreement to the contrary, the time or schedule of payments of Deferred Compensation to the Executive provided in the Employment Continuity Agreement shall not be accelerated, except as may be specifically provided under Proposed Treasury Regulations Section 1.409A-3(h)(2) or any successor provision.

5.
The provision of the Employment Continuity Agreement that all stock options (including options vested as of the Termination Date) shall remain exercisable until the applicable option expiration date is deleted. The terms of any stock option will govern as to the expiration date, whether issued before or after this Amendment.

6.
Notwithstanding any provision of the Employment Continuity Agreement to the contrary, to the extent that the Executive is a participant in any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code), the terms of the nonqualified deferred compensation plan shall control rather than the provisions of the Employment Continuity Agreement to the extent that applying the provisions of the Employment Continuity Agreement would result in the imposition of tax on the Executive under Section 409A of the Code.